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                                                                    Exhibit 99.2

Airborne Announces Closing of 5.75%
Convertible Senior Notes Offering due 2007

Seattle, WA -- March 25, 2002

Airborne, Inc. (NYSE: ABF) announced today that it has closed a private offering to two institutional purchasers of its 5.75% Convertible Senior Notes due April 1, 2007, resulting in gross proceeds of approximately $150 million, including the proceeds from the exercise in full of the $25 million overallotment option granted to one of the purchasers. Airborne stated that it intends to use the net proceeds of the offering for repayment at maturity of Airborne Express, Inc.'s $100 million of 8.875% Notes due December 15, 2002, and for general corporate purposes.

The notes bear interest at a rate of 5.75% per annum and will mature on April 1, 2007. The notes are convertible into shares of Airborne's common stock, at the option of the holder, at a conversion rate of 42.7599 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $23.39 per share.

The notes are expected to be resold by the initial purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the "Securities Act"). The notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Airborne's statements in this press release that are not historical facts, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Airborne's intended use of proceeds. Airborne's business is subject to the risks described in Airborne's filings with the Securities and Exchange Commission.